                                                                     EXHIBIT 4.3

                                FIRST AMENDMENT
                                       TO
                           THE PLAINS RESOURCES INC.
                                     BYLAWS


     This First Amendment to the Plains Resources Inc. Bylaws, dated as of December 18, 1992 (the "Bylaws"), hereby amends the Bylaws as follows effective as of May 15, 2001:

     1. Article IV is hereby amended and restated to read in its entirety as follows:

                                  "ARTICLE IV

                                    OFFICERS
                                    --------


     Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board of Directors (who must be a director), one or more Vice-Chairmen (who must be directors) and one or more Vice-Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman and any Vice-Chairman of the Board of Directors, need such officers be directors of the Corporation.

     Section 2. Election. The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal by the Chief Executive Officer or the Board of Directors. Any officer elected by the Board of Directors may be removed at any time by action of the Chief Executive Officer or by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or a duly authorized committee thereof.

     Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President or any Vice-President, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the

Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

     Section 4. Duties. The officers of the Corporation shall have such powers and duties as generally pertain to their officers, except as modified herein or by the Board of Directors or the Chief Executive Officer. The Chairman of the Board, if there is one, shall have such duties as may be assigned to him by the Board of Directors and shall preside at meetings of the Board of Directors and at meetings of the stockholders. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have the general supervision over the business, affairs and property of the Corporation. The Secretary and Assistant Secretary of the Corporation shall record all proceedings at meetings and actions in writing of stockholders, directors and committee of directors, and shall exercise such additional authority and perform such additional duties as the Board of Directors or the Chief Executive Officer may assign."

     2. As amended and restated by the foregoing, the Bylaws shall remain in full force and effect.


                               PLAINS RESOURCES INC.


                               By: /s/ James C. Flores
                                   -----------------------------------------
                                   James C. Flores
                                   Chairman of the Board and
                                   Chief Executive Officer